Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES FIRST QUARTER 2020 RESULTS

May 11, 2020 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported financial and operational results for the three months ended March 31, 2020.

First Quarter 2020 Financial Highlights

•	First quarter revenue of $123.5 million down from prior periods due to expected rig moves and other operator decisions which were compounded by unprecedented market challenges.

•	First quarter net loss of $86.0 million driven by $75.7 million of non-cash charges, net of tax, from market-related impairments.

•
Adjusted EBITDA of $7.1 million negatively impacted by macro-economic conditions as well as the acceleration of losses on receivables due to the adoption of the current expected credit losses (“CECL”) accounting standard.

•	Actions in progress to sustain long-term value, conserve cash and expand previously announced cost cutting initiatives, with an expected 20%+ year over year reduction in costs.

•	Planned 2020 capital expenditures reduced by approximately 50%.

•	Strong balance sheet with $218 million in available liquidity and no outstanding debt.

“The first quarter of 2020 has brought significant new challenges for our industry through dramatically falling commodity prices and reduced demand resulting from the COVID-19 pandemic. Our results have been negatively impacted as some of our larger customers’ offshore drilling programs were constricted and contract awards were delayed until later in 2020. We are responding by managing the items within our control, reducing our cost structure, maintaining our strong balance sheet and cash position, and reducing capital spending for 2020 by 50%,” said Michael Kearney, the Company’s Chairman, President and Chief Executive Officer.

“We have previously reported on our profitability improvement project and cost reduction initiatives commencing in late 2019 and continuing into 2020, which would create $30 million in cost reductions. The current environment has required us to revisit each of these initiatives to further reduce our cost structure based on lower anticipated revenue. Through continued rightsizing of our workforce and adjustments to compensation and benefits programs, we anticipate a reduction in personnel costs of over 20% from the prior year leading to over $60 million in savings anticipated in 2020. In addition, each of our executive officers has agreed to a reduction in salary of 10%, as well as a 50% reduction in short term incentive opportunity, and our Board of Supervisory Directors has agreed to a reduction of 10% in their cash retainer compensation.

“In addition, we expect to further reduce our operational costs by more than $50 million year over year inclusive of previously captured savings.

“Despite current challenges, we remain focused on delivering truly differentiated technology to our customers that increases safety and efficiency and provides well integrity. We are particularly proud of recent success with our new Drill Pipe Torque Reducer, or DPTR™ tool, that prevents excessive tubular wear and reduces high torque associated with complex deviated wells. In March, Frank’s received yet another industry award for its Rack Back Console, having been previously been honored as a World Oil Award finalist for this same technology. We were recognized with the 2020 Hart’s E&P Meritorious Engineering award in the HSE category for this console which increases safety on the rig by reducing the risk of dropped joints or stands of tubulars during stand building operations. Customers have successfully deployed the Rack Back Console in various regions around the world.

“Over the past two months, the members of the Frank’s team have supported each other through some of the most unusual and challenging circumstances encountered in our lifetimes. I am proud of how we came together to ensure the safety of our employees, their families, and our customers while preserving business continuity.

“The Frank’s management team is committed to thoughtfully reducing the company’s cost structure, meeting all customer requirements, and being focused and targeted in developing the technologies required by our customers. We recognize the unfortunate impact our recent and planned personnel reductions will have on some of our valued team members, however we must take all reasonable actions to ensure Frank’s and its employees not only survive, but thrive on the other side of this severe industry contraction. By being agile and adaptive, Frank’s has been a market leader for over 80 years, and we intend to continue our successful history of weathering storms and become an even greater company,” concluded Mr. Kearney.

Segment Results

Tubular Running Services

Tubular Running Services revenue was $89.5 million for the first quarter of 2020, compared to $93.4 million in the fourth quarter of 2019, and $98.1 million for the first quarter of 2019. The decrease in sequential revenue was primarily driven by reduced customer activity in the U.S. onshore business which is down 6% from the fourth quarter and 27% from the prior year quarter. We also experienced delays or idling of drilling programs internationally. The Company expects further declines until market conditions improve.

Segment adjusted EBITDA for the first quarter of 2020 was $13.3 million, or 15% of revenue, compared to $18.6 million, or 20% of revenue, for the fourth quarter of 2019 and $17.7 million, or 18% of revenue, for the first quarter of 2019. Adjusted EBITDA was lower sequentially from the prior quarter and previous year due to decreases in U.S. onshore and offshore and international revenue.

Tubulars

Tubulars revenue for the first quarter of 2020 was $12.5 million, compared to $21.2 million for the fourth quarter of 2019, and $18.7 million for the first quarter of 2019. The sequential decrease was the result of certain tubular product delivery schedules shifted to later during 2020 or cancelled during the first quarter. The year-over-year decline was due to a reduction in demand for tubular products.

Segment adjusted EBITDA for the first quarter of 2020 was $1.4 million, or 11% of revenue, compared to $3.1 million, or 15% of revenue, for the fourth quarter of 2019 and $4.1 million, or 22% of revenue for the first quarter of 2019. The sequential decrease was driven by cancelled tubular product deliveries and drilling tool projects.

Cementing Equipment

Cementing Equipment revenue was $21.5 million in the first quarter of 2020, compared to $24.9 million in the fourth quarter of 2019 and $27.7 million for the first quarter of 2019. The sequential decline was driven by significantly reduced customer activity in the U.S. onshore market that began during the second half of 2019 and continued into the first quarter of 2020 as well as drilling program changes and completions in the U.S. onshore market. This was partially offset by increased revenue in international markets. International revenue for the full year 2019 was up 32.9% from 2018 levels and the Company expects growth in international markets will continue in 2020.

Segment adjusted EBITDA for the first quarter of 2020 was $2.5 million, or 12% of revenue, compared to $4.2 million, or 17% of revenue, for the fourth quarter of 2019 and $3.8 million, or 14% of revenue, for the first quarter of 2019. Lower adjusted EBITDA was driven by the U.S. onshore contraction over the past year, partially offset by improved international revenue.

Profit Improvement Actions and Further Cash Savings

As referenced in prior quarterly updates, the Company had undertaken actions to achieve $30 million of savings in 2020. Considering expected business declines, the Company has expanded its actions and will be further reducing its labor costs through workforce reductions and compensation program changes, including at the Executive level as detailed below. Additionally, operational and other cost reductions will be focused around active supply chain management and capturing vendor discounts as well as eliminating non-essential repair and maintenance costs.

In addition to expanded cost reductions, the Company is pursuing additional avenues for cash savings this year that include reductions in capital spending, facility exits and inventory reductions. The following table summarizes the projected impact to cash flow associated with the actions described.

(in millions)	Anticipated Cash Savings

Personnel Reductions	$60+M
Operational and Other Reductions	$50+M
Capital Reductions	$15M
Facility Sales and Leases	$10M
Inventory Reductions	$4M

Executive Compensation Changes

On May 5, 2020, the Compensation Committee of the Board of Directors approved a 10% temporary reduction of base salary for our Chief Executive Officer and all of the named executive officers listed in our proxy statement, as well as a 50% reduction in their 2020 short term incentive payout targets. These salary reductions will be effective the first pay period after written notice is provided to them and will have a corresponding effect on other regular compensation arrangements that are determined, in part, by the amount of the executive officer’s base salary. The Compensation Committee retains the discretion to end the 2020 salary reductions described above as circumstances warrant.

Share Repurchase Program

The Company initiated a share repurchase program during the first quarter and has repurchased 570,044 shares to date at an average price of $2.61. The program was suspended during the second quarter with the onset of COVID-19 and commodity price declines and will be revisited when market conditions stabilize sufficiently to provide greater clarity to anticipated business results.

Goodwill and Severance and Other Charges

During the first quarter of 2020 and triggered by macro-economic conditions, the Company performed a quantitative impairment test for our Cementing Equipment and Tubular Running Services reporting units. Based on an updated outlook, the impairment test indicated that the fair value of the Cementing Equipment reporting unit was less than the carrying value. As a result, the Company recorded a $55.7 million non-cash goodwill impairment charge, net of tax, for the Cementing Equipment segment. Additionally, the results of the goodwill impairment reviews triggered additional reviews of certain assets that were reassessed, including property, plant and equipment and intangible assets. These reviews resulted in additional impairments totaling $19.2 million, net of tax.

Other Financial Information

Cash expenditures related to property, plant and equipment and intangibles were $10.0 million for the first quarter of 2020, with the majority of this spend related to capital expenditures budgeted and approved during 2019 and associated with projects commencing during 2020.

As of March 31, 2020, the Company’s consolidated cash and cash equivalents were $170.9 million compared to $195.4 million as of the prior year end. The Company had no outstanding debt as of March 31, 2020 nor as of the prior year end. Total liquidity at March 31, 2020 was $218 million, including cash and cash equivalents and $47 million available under the Company’s Credit Facility. For the first quarter of 2020, the Company consumed cash in operations of $22.3 million and incurred negative free cash flow of $32.2 million. This was impacted by severance payments of $2.6 million, foreign exchange revaluation impacts of $9.3 million, bonus payout costs of $6 million and tax payments of $3 million. In conjunction with the aforementioned working capital initiative, the company placed significant focus on customer collection improvement during the month of April. Cash and cash equivalents improved $14 million to $185 million as of April 30, 2020.

Income tax benefit for the quarter was $15.6 million compared to income tax expense of $3.4 million in the fourth quarter of 2019 and income tax expense of $9.8 million in the first quarter of 2019. The benefit was largely attributable to credits resulting from recently released governmental and regulatory support programs. The company is anticipating refunds associated with these credits during the year totaling $17.5 million.

The Company estimates total capital expenditures for the full year 2020 to range between $20.0 million and $25.0 million.

The financial measures provided that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Conference Call

The Company will host a conference call to discuss first quarter 2020 results on Tuesday, May 12, 2020 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (800) 708-4539 or (847) 619-6396. The conference access code is 49650063. To listen via live webcast, please visit the Investor Relations section of the Company's website, www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for a period of approximately 90 days.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,000 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 50 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contact:

Melissa Cougle
Melissa.Cougle@franksintl.com
281-966-7300

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Revenue:
Services	$105,083	$111,469	$115,406
Products	18,409	27,972	29,002
Total revenue	123,492	139,441	144,408

Operating expenses:
Cost of revenue, exclusive of depreciation and amortization
Services	79,380	82,556	83,239
Products	13,988	20,816	20,128
General and administrative expenses	26,683	24,086	35,411
Depreciation and amortization	19,718	22,163	25,242
Goodwill impairment	57,146	111,108	—
Severance and other charges, net	20,725	43,938	455
Loss on disposal of assets	60	53	227
Operating loss	(94,208)	(165,279)	(20,294)

Other income (expense):
Other income (expense), net	2,026	(1,715)	529
Interest income, net	533	508	768
Foreign currency gain (loss)	(9,892)	1,817	483
Total other income (expense)	(7,333)	610	1,780

Loss before income taxes	(101,541)	(164,669)	(18,514)
Income tax expense (benefit)	(15,563)	3,424	9,773
Net loss	$(85,978)	$(168,093)	$(28,287)

Loss per common share:
Basic and diluted	$(0.38)	$(0.75)	$(0.13)

Weighted average common shares outstanding:
Basic and diluted	225,505	225,504	224,653

FRANK’S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Revenue
Tubular Running Services	$89,497	$93,356	$98,079
Tubulars	12,542	21,177	18,657
Cementing Equipment	21,453	24,908	27,672
Total	$123,492	$139,441	$144,408

Segment Adjusted EBITDA:
Tubular Running Services	$13,305	$18,582	$17,735
Tubulars	1,396	3,073	4,112
Cementing Equipment	2,544	4,235	3,794
Corporate	(10,186)	(11,211)	(15,983)
Total	$7,059	$14,679	$9,658

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$170,897	$195,383
Restricted cash	1,358	1,357
Accounts receivables, net	176,049	166,694
Inventories, net	78,088	78,829
Assets held for sale	13,525	13,795
Other current assets	11,855	10,360
Total current assets	451,772	466,418

Property, plant and equipment, net	302,904	328,432
Goodwill	42,785	99,932
Intangible assets, net	10,523	16,971
Deferred tax assets, net	15,775	16,590
Operating lease right-of-use assets	30,839	32,585
Other assets	31,042	33,237
Total assets	$885,640	$994,165

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$103,970	$120,321
Current portion of operating lease liabilities	7,925	7,925
Deferred revenue	694	657
Total current liabilities	112,589	128,903

Deferred tax liabilities	1,495	2,923
Non-current operating lease liabilities	23,312	24,969
Other non-current liabilities	23,200	27,076
Total liabilities	160,596	183,871

Stockholders’ equity:
Common stock	2,857	2,846
Additional paid-in capital	1,078,496	1,075,809
Accumulated deficit	(307,104)	(220,805)
Accumulated other comprehensive loss	(29,874)	(30,298)
Treasury stock	(19,331)	(17,258)
Total stockholders’ equity	725,044	810,294
Total liabilities and equity	$885,640	$994,165

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(85,978)	$(28,287)
Adjustments to reconcile net loss to cash from operating activities
Depreciation and amortization	19,718	25,242
Equity-based compensation expense	2,146	2,574
Goodwill impairment	57,146	—
Loss on asset impairments and retirements	20,187	66
Amortization of deferred financing costs	97	87
Deferred tax provision (benefit)	(1,690)	3,618
Provision for bad debts	1,280	19
Loss on disposal of assets	60	227
Changes in fair value of investments	2,411	(1,412)
Unrealized gain on derivative instruments	—	(496)
Other	(381)	(566)
Changes in operating assets and liabilities
Accounts receivable	(16,129)	(14,734)
Inventories	(1,855)	(4,083)
Other current assets	(814)	771
Other assets	139	(245)
Accounts payable and accrued liabilities	(14,860)	(13,184)
Deferred revenue	67	22
Other non-current liabilities	(3,796)	611
Net cash used in operating activities	(22,252)	(29,770)
Cash flows from investing activities
Purchases of property, plant and equipment and intangibles	(9,968)	(8,145)
Proceeds from sale of assets	70	14
Purchase of investments	—	(5,092)
Proceeds from sale of investments	—	12,539
Other	(141)	(103)
Net cash used in investing activities	(10,039)	(787)
Cash flows from financing activities
Repayments of borrowings	—	(1,737)
Treasury shares withheld for taxes	(1,056)	(1,452)
Treasury share repurchase	(1,017)	—
Proceeds from the issuance of ESPP shares	552	692
Net cash used in financing activities	(1,521)	(2,497)
Effect of exchange rate changes on cash	9,327	(376)
Net decrease in cash, cash equivalents and restricted cash	(24,485)	(33,430)
Cash, cash equivalents and restricted cash at beginning of period	196,740	186,212
Cash, cash equivalents and restricted cash at end of period	$172,255	$152,782

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, including COVID-19, the continuation of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, the length of time it will take for the United States and the rest of the world to slow the spread of the COVID-19 virus to the point where applicable authorities are comfortable easing current restrictions on various commercial and economic activities, future actions of foreign oil producers such as Saudi Arabia and Russia and the risk that they take actions that will prolong or exacerbate the current over-supply of crude oil, the timing, pace and extent of an economic recovery in the United States and elsewhere, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC and the additional factors discussed or referenced in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted

EBITDA and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines adjusted net loss as net loss before goodwill impairment, severance and other charges, net, net of tax and mergers and acquisition expense, net of tax. The Company defines adjusted net loss per share as net loss before goodwill impairment, severance and other charges, net, net of tax and mergers and acquisition expense, net of tax, divided by diluted weighted average common shares. The Company defines free cash flow as net cash provided by (used in) operating activities less purchases of property, plant and equipment and intangibles. The Company defines adjusted EBITDA as net income (loss) before interest income, net, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, the effects of the tax receivable agreement, unrealized and realized gains or losses and other non-cash adjustments and other charges or credits. The Company uses adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), income tax, foreign currency exchange rates and other charges and credits. The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Revenue	$123,492	$139,441	$144,408

Net loss	$(85,978)	$(168,093)	$(28,287)
Goodwill impairment	57,146	111,108	—
Severance and other charges, net	20,725	43,938	455
Interest income, net	(533)	(508)	(768)
Depreciation and amortization	19,718	22,163	25,242
Income tax expense (benefit)	(15,563)	3,424	9,773
Loss on disposal of assets	60	53	227
Foreign currency (gain) loss	9,892	(1,817)	(483)
Charges and credits (1)	1,592	4,411	3,499
Adjusted EBITDA	$7,059	$14,679	$9,658
Adjusted EBITDA margin	5.7%	10.5%	6.7%

(1)
Comprised of Equity-based compensation expense (for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019: $2,146, $3,042 and $2,574, respectively), Unrealized and realized (gains) losses (for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019: $(1,704), $1,845 and $(308), respectively) and Investigation-related matters (for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019: $1,150, $481 and $1,233, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Segment Adjusted EBITDA:
Tubular Running Services	$13,305	$18,582	$17,735
Tubulars	1,396	3,073	4,112
Cementing Equipment	2,544	4,235	3,794
Corporate	(10,186)	(11,211)	(15,983)
	7,059	14,679	9,658
Goodwill impairment	(57,146)	(111,108)	—
Severance and other charges, net	(20,725)	(43,938)	(455)
Interest income, net	533	508	768
Depreciation and amortization	(19,718)	(22,163)	(25,242)
Income tax (expense) benefit	15,563	(3,424)	(9,773)
Loss on disposal of assets	(60)	(53)	(227)
Foreign currency gain (loss)	(9,892)	1,817	483
Charges and credits (1)	(1,592)	(4,411)	(3,499)
Net loss	$(85,978)	$(168,093)	$(28,287)

(1)
Comprised of Equity-based compensation expense (for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019: $2,146, $3,042 and $2,574, respectively), Unrealized and realized gains (losses) (for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019: $1,704, $(1,845) and $308, respectively) and Investigation-related matters (for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019: $1,150, $481 and $1,233, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

FREE CASH FLOW RECONCILIATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Net cash provided by (used in) operating activities	$(22,252)	$18,563	$(29,770)
Less: purchases of property, plant and equipment and intangibles	9,968	9,963	8,145
Free cash flow	$(32,220)	$8,600	$(37,915)

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Net loss	$(85,978)	$(168,093)	$(28,287)
Goodwill impairment (net of tax)	55,740	111,108	—
Severance and other charges, net (net of tax)	20,355	43,868	415
Net loss excluding certain items	$(9,883)	$(13,117)	$(27,872)

Loss per diluted share	$(0.38)	$(0.75)	$(0.13)
Goodwill impairment (net of tax)	0.25	0.49	—
Severance and other charges, net (net of tax)	0.09	0.20	—
Loss per diluted share excluding certain items	$(0.04)	$(0.06)	$(0.13)